Exhibit 10.7

September 18, 2010

Thomas W. Chalberg

[Address]

[Address]

Re: Employment Terms For CEO Position

Dear Tom:

This letter agreement (the “Agreement”) memorializes the employment terms for your anticipated hire by Avalanche Biotechnologies, Inc. (the “Company”) in the position of Chief Executive Officer (“CEO”). Of course, these terms will become effective only if you begin as the full-time CEO of the Company, no later than October 1, 2010, or at such later date as approved by the Board of Directors of the Company (as applicable, the “Hire Date”). Prior to the Hire Date, you will be retained by the Company on an independent contractor basis under the terms of the separate Consulting Agreement between you and the Company, which will automatically expire no later than the Hire Date.

Effective as of the Hire Date, your employment terms as full-time CEO will be as follows:

1.	Duties; Reporting Relationship; Office Location.

In the position of CEO, you will serve in an executive capacity and will be required to perform the duties of CEO as commonly associated with this position, including primary responsibility for overall management of and responsibility for the Company and its operations, and as also may be assigned to you by the Company’s Board of Directors (the “Board”) from time to time. You will report to the Board, and will work at the Company’s corporate headquarters which are currently located in Redwood City.

Following the Hire Date, you continue to serve as a director of the Company on the Board. If your employment with the Company terminates, you agree to promptly tender your resignation from the Board, if requested to do so by a majority of the Board.

2.	Compensation and Benefits.

Your initial base salary will be $250,000 per annum, subject to payroll deductions and all required withholdings. Your salary will be paid in accordance with the Company’s standard payroll schedule. In addition, you will be eligible to earn an annual performance bonus with a target bonus amount equal to twenty-five percent (25%) (“Target Percentage”) of your annual base salary in effect during the bonus year, provided that you are actively employed as the CEO from the Hire Date through and including December 31 of that year.

Thomas W. Chalberg

August 29, 2010

Your annual bonus will not be guaranteed, and must be earned based on attainment of milestone objectives (including corporate and personal objectives) to be determined by the Board each year, and you must remain employed through the entire bonus year to earn a performance bonus. In 2010, any earned bonus would be pro-rated from the start date of full-time employment. The Board will determine whether you have earned a performance bonus and the amount of any earned performance bonus. Bonus payments will be in the form of cash and incentive stock options. Any cash bonus payments will be less payroll deductions and all required withholdings.

You will be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of the benefit plans to the extent such plans have been established by the Company.

The Board may modify your compensation and benefits from time to time in its discretion.

3.	Founder Stock Purchase Agreement.

This Agreement does not alter the Founder Stock Purchase Agreement between you and the Company which will be entered into in connection with the Consulting Agreement. After the Hire Date, the Founder Stock Purchase Agreement will continue in effect in accordance with its terms.

4.	Confidentiality and Proprietary Information Obligations.

(a) Company Policies and Proprietary Information Agreement. you will be required to sign the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

(b) Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Board. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s reputational or business interests or conflict with your duties to the Company. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company’s business; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.

Thomas W. Chalberg

August 29, 2010

5.	No Conflicts.

By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts which would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

6.	At Will Employment.

Your employment relationship with the Company will be an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time. This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by you and by a duly authorized member of the Board.

7.	Termination.

Should you either be terminated for any reason other than Cause, or resign for Good Cause, you will receive severance pay six (6) months of salary. Should such termination occur (a) prior to 18 months following the Hire Date and (b) prior to a major liquidity event (“Liquidity Event”), you will receive additional severance such that the total amount of severance pay is equal to the remaining salary that would have been paid until twenty-four (24) months following the Hire Date. For the purposes of this Agreement, a Liquidity Event shall mean that fifty percent (50%) or more of your shares of stock are redeemed for cash or cash equivalent.

“Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) willful and material breach of Purchaser’s duties that has not been cured within thirty (30) days after written notice from the Company’s Board of Directors of such breach; (iii) intentional and material damage to the Company’s property; or (iv) material breach of the Proprietary Information and Inventions Agreement executed by Purchaser. “Good Cause” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without Purchaser’s consent: (i) substantial reduction of Purchaser’s rate of compensation; (ii) material reduction in Purchaser’s duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless Purchaser’s new duties are substantially reduced from the prior duties; (iii) failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement in the event of a Corporate Transaction as defined below; (iv) relocation of Purchaser’s principal place of employment to a place greater than 50 miles from Purchaser’s then current principal place of employment.

Thomas W. Chalberg

August 29, 2010

8.	Miscellaneous.

As required by law, your employment is contingent upon satisfactory proof of your identity and legal authorization to work in the United States. This Agreement, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by you and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Please sign and date this letter and return it to me by the close of business on September 27, 2010 in order to confirm your anticipated employment terms as set forth above.

We look forward to a productive and enjoyable work relationship with you.

Sincerely,

Avalanche Biotechnologies, Inc., on behalf of its Board of Directors:

/s/ Mark S. Blumenkranz
Mark S. Blumenkranz

Understood and Accepted:

/s/ Thomas W. Chalberg
Thomas W. Chalberg

Date: September 18, 2010

Exhibit A: Employee Proprietary Information and Inventions Agreement

Thomas W. Chalberg

August 29, 2010

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Avalanche Biotechnologies, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

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2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Except for Inventions (a) that are subject to the subsection titled Government or Third Party, (b) that qualify fully under the provisions of California Labor Code section 2870, or (c) any Prior Inventions that I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that this signed Agreement acknowledges my receipt of the notification.

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

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6. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7. GENERAL PROVISIONS.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

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EMPLOYEE:		AVALANCHE BIOTECHNOLOGIES, INC.:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.		ACCEPTED AND AGREED:

/s/ Thomas W. Chalberg		/s/ Mark S. Blumenkranz
(Signature)		(Signature)

By:	Thomas W. Chalberg	By:	Mark S. Blumenkranz

Title:	President & CEO	Title:	Chairman of the Board

Date:	9/18/2010	Date:	9/18/2010

Address:	[address]	Address:	[Address]

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EXHIBIT A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☐	None

☐	See immediately below:

2. Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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